Exhibit 99.1

Heron Therapeutics Announces Initiation of Phase 1b/2 Clinical Study of HTX-034 for the Treatment of Postoperative Pain

SAN DIEGO, May 18, 2020 /PRNewswire/ -- Heron Therapeutics, Inc. (Nasdaq: HRTX), a commercial-stage biotechnology company focused on improving the lives of patients by developing best-in-class treatments to address some of the most important unmet patient needs, today announced that it has initiated a Phase 1b/2 clinical study in patients undergoing bunionectomy of HTX-034, Heron’s next-generation product for the treatment of postoperative pain. The study initiation follows clearance from the U.S. Food and Drug Administration (FDA) of Heron’s Investigational New Drug application for HTX-034 for the treatment of postoperative pain.

HTX-034, an investigational non-opioid, is a fixed-dose combination, extended-release solution of the local anesthetic bupivacaine, the nonsteroidal anti-inflammatory drug meloxicam and an additional agent that further potentiates the activity of bupivacaine. HTX-034 is formulated in the same proprietary polymer as HTX-011. HTX-034 is designed to provide superior and prolonged analgesia and enhance the activity of the local anesthetic bupivacaine via two different mechanisms. Local administration of HTX-034 in a validated preclinical postoperative pain model resulted in sustained analgesia for 7 days.

The HTX-034 study is a randomized, active-controlled, double-blinded, Phase 1b/2 study in patients undergoing bunionectomy with an osteotomy and internal fixation. The study will evaluate the safety and efficacy of HTX-034 compared to bupivacaine solution, the current standard-of-care local anesthetic for postoperative pain control. The Phase 1b portion of the study is intended to select the optimal dose for the Phase 2 expansion portion.

“We are excited to progress HTX-034 into a proof-of-concept study in patients undergoing bunionectomy, a highly painful surgery, where we have the opportunity to evaluate the magnitude and duration of analgesia,” said Barry Quart, Pharm.D., President and Chief Executive Officer of Heron. “In the same highly predictive animal model where we optimized HTX-011, HTX-034 has shown enhanced analgesic benefit for 7 days after surgery.”

About HTX-034 for Postoperative Pain

HTX-034, an investigational non-opioid, is a fixed-dose combination, extended‑release solution of the local anesthetic bupivacaine, the nonsteroidal anti-inflammatory drug meloxicam and an additional agent that further potentiates the activity of bupivacaine. HTX-034 is formulated in the same proprietary polymer as HTX-011. By combining two different mechanisms that each enhance the activity of the local anesthetic bupivacaine, HTX-034 is designed to provide superior and prolonged analgesia. Local administration of HTX-034 in a validated preclinical postoperative pain model resulted in sustained analgesia for 7 days.

About HTX-011 for Postoperative Pain

HTX-011, an investigational non-opioid, is a dual-acting, fixed-dose combination of the local anesthetic bupivacaine with a low dose of the nonsteroidal anti-inflammatory drug meloxicam.

It is the first and only extended-release local anesthetic to demonstrate in Phase 3 studies significantly reduced pain and opioid use through 72 hours compared to bupivacaine solution, the current standard-of-care local anesthetic for postoperative pain control. HTX-011 was granted Fast Track designation from the U.S. Food and Drug Administration (FDA) in the fourth quarter of 2017 and Breakthrough Therapy designation in the second quarter of 2018. Heron submitted a New Drug Application (NDA) to the FDA for HTX-011 in October of 2018 and received Priority Review designation in December of 2018. A Complete Response Letter (CRL) was received from the FDA regarding the NDA for HTX-011 on April 30, 2019 relating to chemistry, manufacturing and controls and non-clinical information. No issues related to clinical efficacy or safety were noted. Heron resubmitted an NDA to the FDA for HTX-011 in September 2019. The Prescription Drug User Fee Act (PDUFA) goal date is June 26, 2020. A Marketing Authorisation Application (MAA) for HTX-011 was validated by the European Medicines Agency (EMA) in March 2019 for review under the Centralised Procedure. Heron’s New Drug Submission (NDS) for HTX-011 for the management of postoperative pain was granted Priority Review status by Health Canada in October 2019 and accepted by Health Canada in November 2019.

About Heron Therapeutics, Inc.

Heron Therapeutics, Inc. is a commercial-stage biotechnology company focused on improving the lives of patients by developing best-in-class treatments to address some of the most important unmet patient needs. Heron is developing novel, patient-focused solutions that apply its innovative science and technologies to already-approved pharmacological agents for patients suffering from pain or cancer. For more information, visit www.herontx.com.

Forward-looking Statements

This news release contains "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. Heron cautions readers that forward-looking statements are based on management's expectations and assumptions as of the date of this news release and are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to, those associated with: whether the U.S. Food and Drug Administration (FDA) approves the New Drug Application (NDA) for HTX-011; the timing of the commercial launch of HTX-011; the timing of the European Medicines Agency’s (EMA) Committee for Medicinal Products for Human Use (CHMP) review process for HTX-011; whether the European Commission (EC) authorizes the Marketing Authorisation Application (MAA) for HTX-011; the timing of Health Canada’s New Drug Submission (NDS) review process for HTX-011; whether Health Canada issues a Notice of Compliance for the NDS for HTX-011; the timing and results of studies for the HTX-034 development program; and other risks and uncertainties identified in the Company's filings with the U.S. Securities and Exchange Commission. Forward-looking statements reflect our analysis only on their stated date, and Heron takes no obligation to update or revise these statements except as may be required by law.

Investor Relations and Media Contact:

David Szekeres
Chief Legal, Business and Administrative Officer
dszekeres@herontx.com

858-251-4447

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